Exhibit 3.1
ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
COUSINS PROPERTIES INCORPORATED
     Cousins Properties Incorporated, a corporation organized under the laws of the State of Georgia, hereby certifies as follows
     1. The name of the corporation is Cousins Properties Incorporated (the “Corporation”).
     2. Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment amend the Restated Articles of Incorporation of the Corporation, as amended. These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on May 4, 2010.
     3. The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby further amended by amending paragraph A. to Article 4 to increase the number of shares of Common Stock, $1 par value per share, authorized for issuance from 150 million shares to 250 million shares. Paragraph A. to Article 4 shall hereafter read in its entirety as follows:
     “A. The Corporation shall have the authority to issue 250 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.”

     IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Articles of Amendment to be executed, and its execution thereof to be attested, all by its duly authorized officers this 4th day of May, 2010.

COUSINS PROPERTIES INCORPORATED
By:	/s/ Lawrence L. Gellerstedt III
	Name:	Lawrence L. Gellerstedt III
	Title:	President and Chief Executive Officer

Attest:
By:	/s/ Robert M. Jackson
	Name:	Robert M. Jackson
	Title:	Senior Vice President, General Counsel and Corporate Secretary